Exhibit 99.1

FOR IMMEDIATE RELEASE

SMART HYDROGEN SELLS STAKE IN PLUG POWER TO RUSSIAN UTILITY

LATHAM, N.Y. - December 23, 2008 - Plug Power Inc. (NASDAQ: PLUG), a leader in providing clean, reliable energy solutions, today announced that Smart Hydrogen Inc. ("Smart Hydrogen") has sold its 35% ownership stake in the Company to OJSC (Third Generation Company of the Wholesale Electricity Market) ("OGK-3"), a Russian electricity producer and subsidiary of Norilsk Nickel.

Upon completion of the transaction on December 20, 2008, the 395,000 class B shares previously owned by Smart Hydrogen automatically converted to 39,500,000 common shares now controlled by OGK-3. As a result of the transaction and the conversion to common stock, all of the governance rights and obligations attached to the class B shares have terminated, including the right to appoint directors, veto rights and voting support obligations under an Investor Rights Agreement executed in connection with the original investment. OGK-3 has executed a joinder agreement to the Investor Rights Agreement and is prohibited from transferring its shares of the common stock to a competitor of the Company. OGK-3 is also bound by the same standstill provisions that applied to Smart Hydrogen.

About Plug Power Inc.

Plug Power Inc. (NASDAQ: PLUG), an established leader in the development and deployment of clean, reliable energy solutions, integrates fuel cell technology into motive, continuous and backup power products. The Company is actively engaged with private and public customers in targeted markets throughout the world. For more information about how to join Plug Power's energy revolution as an investor, customer, supplier or strategic partner, please visit www.plugpower.com.

Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements, including, without limitation, the risk that unit orders will not ship, be installed and/or convert to revenue, in whole or in part; Plug Power's ability to develop commercially viable energy products; the cost and timing of developing Plug Power's energy products; market acceptance of Plug Power's energy products; Plug Power's ability to manufacture energy products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for Plug Power's energy products; Plug Power's ability to establish relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of fuel and fueling infrastructures for Plug Power's energy products; Plug Power's ability to protect its Intellectual Property; Plug Power's ability to lower the cost of its energy products and demonstrate their reliability; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power's energy products; and other risks and uncertainties discussed under "Item IA-Risk Factors" in Plug Power's annual report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission ("SEC") on March 17, 2008, and the reports Plug Power files from time to time with the SEC. Plug Power does not intend to and undertakes no duty to update the information contained in this communication

###

Media Contact:	Investor Relations Contact:
Katrina Fritz Intwala	Cathy Yudzevich
Plug Power Inc.	Plug Power Inc.
Phone: (518) 782-7700 ext. 1360	Phone: (518) 782-7700 ext. 1448